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EXHIBIT 10.14

                                                                 EXECUTION COPY

TAX INDEMNIFICATION AND ALLOCATION AGREEMENT


       This Agreement, dated as of October 8, 1999, is entered into by and among Omni Nutraceuticals, Inc., a Utah corporation ("Omni"), HealthZone.com, a California corporation ("Healthzone") and Klee Irwin, an individual residing at 7825 Veragua Drive, Playa del Rey, CA 90292 ("Irwin").

RECITALS

       1. Omni and HealthZone will elect to join in filing consolidated federal income tax returns under the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations") and will elect to join in filing certain consolidated state income tax returns.

       2. As a result of the transactions contemplated by the Settlement Agreement dated as of October __, 1999 between Omni and Irwin, Omni intends to distribute all of its stock in HealthZone to the shareholders of Omni in a transaction intended to qualify for tax-free treatment under Section 355 of the Code (hereinafter referred to as the "Spin-Off"), and HealthZone will therefore leave the affiliated group (within the meaning of Section 1504(a) of the Code) of corporations (the "Omni Group") of which Omni is the common parent. The date of such separation is hereinafter referred to as the "Closing Date".

       3. The parties hereto desire to allocate their consolidated federal and state income tax liability between themselves for the fiscal year ending December 31, 1999 and, if different, the taxable year in which the Closing Date occurs (the "Spin-Off Tax Year").

       4. HealthZone agrees to compensate Omni for certain federal and state income tax deficiencies (plus interest and penalties) paid by Omni as a result of audits of the Internal Revenue Service (the "Service") and other taxing authorities and judicial determinations, if any, in respect of which the parties filed consolidated federal and state income tax returns (consolidated return deficiencies and refunds) and to compensate Omni for any taxes (plus interest and penalties) or other damages resulting from any failure of the Spin-Off to qualify as a tax-free distribution under Section 355 of the Code.

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                                    AGREEMENT

Now, therefore, the parties hereto agree as follows:

       1.     (a)    In determining the allocation between and Omni and
                     HealthZone of the consolidated Federal and state income tax liability of the Omni Group for the fiscal year ending
                     December 31, 1999 (the "1999 Tax Year") and for the
                     Spin-Off Tax Year, if different, the computations of the tax liability of Omni Group shall be made in accordance with the method used in the consolidated return that includes Omni and HealthZone for the 1999 Tax Year, except as to the method used to compute any pension plan deduction and except where a change in method is required under applicable tax law (the "Tax Sharing Agreement").
                     The method of allocation under the Tax Sharing Agreement is the method described in Section 1552(a)(2) of the Code and Section related Sections of the Regulations; provided, however, in the event that HealthZone incurs tax attributes during the consolidated period and such tax attributes were funded by Omni, then Omni is entitled to the utilization of such tax attributes as provided by the Code and related
                     Regulations and is not required to reimburse HealthZone for the use of such tax attributes. This method will be elected and requested by the Omni Group in when it files its consolidated income tax return for the 1999 Tax Year. The tax liability of HealthZone so determined is hereinafter referred to as the HealthZone Tax Liability.

              (b) Not later than March 15, 2000 with respect to the 1999 Tax Year or March 15 of the calendar year immediately succeeding the Spin-Off Tax Year, HealthZone shall pay in federal or immediately available funds to such bank account as shall be designated by Omni an amount equal to the HealthZone Tax Liability less the amount actually paid (or considered to have been paid through intercompany account entries) by HealthZone to Omni on account of estimated tax installment payments for the applicable period. To the extent the actual tax liability allocable to HealthZone ultimately differs from the amounts paid by the HealthZone, any excess shall be refunded to HealthZone within thirty days of the determination of such excess or as refunded by the applicable governmental taxing authorities.

       2. In the event of an audit by the Service or other taxing authority of a consolidated federal or state income tax return that included HealthZone, HealthZone shall be notified by Omni of such audit and shall be entitled to participate, at its own expense, in contesting all relevant items that affect the tax liability or tax

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              attributes of HealthZone with respect to such audit in
              administrative and judicial proceedings. HealthZone pledges its full cooperation in connection with any such audit. HealthZone and Omni shall share jointly in any decisions involved in connection with settlements of tax disputes to the extent that items are involved that affect the tax penalty, or interest liability or tax attributes of HealthZone. Omni may not agree to settle such a dispute without the consent of HealthZone unless Omni releases HealthZone from its liability to pay its share of the disputed amount hereunder. If HealthZone and Omni agree to pay the assessment, each party shall pay its allocable share as recomputed in accordance with Paragraph 1(a) and payment shall be in accordance with Paragraphs 1(b) and 5 hereof. If both parties agree to contest a tax matter, then the costs of contesting the matter shall be borne 50 percent by each party. If only one party requests the contest of a tax matter, the party requesting the contest shall bear all expenses associated with such contest.

       3. In determining the allocation of consolidated federal and state income tax return deficiencies and refunds as a result of audits of the Service or other taxing authority and judicial determinations, if any, among Omni and HealthZone, the following principles shall govern:

              (a) The HealthZone Tax Liability for deficiencies for any year for which consolidated federal and state income tax returns including HealthZone and Omni were filed shall be the excess, if any, of (i) the total amount that HealthZone would have paid (after taking into account such deficiencies) if HealthZone filed its own separate consolidated federal and state income tax returns (the "HealthZone Liability") over (ii) the amount actually paid (or considered to have been paid through intercompany account entries) by HealthZone to Omni on account of tax liabilities. In the determination of the HealthZone Liability, appropriate credits and charges shall be made for payments made at any time by or to HealthZone pursuant to this Agreement and consistent prior practices of the consolidated group. Any refunds of tax, penalty, or interest relating to adjustments other than the carryback of net operating losses, capital losses, or tax credits shall be allocated in accordance with the Tax Sharing Agreement.

              (b) Payments to reflect the provisions of Subparagraph (a) of this Paragraph 3 shall be made in accordance with the provisions of Paragraph 5 hereof.

       4.     (a)    Omni will permit HealthZone, or the designated
                     representative of HealthZone, upon at least three (3) business days prior written notice, to have full access during normal business hours from time to time, after the Closing Date, to all relevant tax returns and supporting papers therefor of

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                     Omni, in respect of periods ending on or before the
                     Closing Date, wherever located, and furnish, and request that the independent accountants of Omni furnish to HealthZone such additional tax and other information and documents with respect to consolidated federal and state income tax returns filed in respect of periods ending on or before the Closing Date, as HealthZone or any of its subsidiaries may from time to time reasonably request.

              (b) Omni shall prepare the consolidated returns for the 1999 Tax Year and the Spin-Off Tax Year. HealthZone will, on or prior to February 15, 2000, with respect to the 1999 Tax Year and February 15 of the calendar year immediately succeeding the Spin-Off Tax Year, furnish to Omni all information and documentation necessary or useful in the preparation of the consolidated federal and state income tax returns for the Omni Group for the 1999 Tax Year and the Spin-Off Tax Year, permit Omni, upon at least three (3) business days prior written notice, to have full access during normal business hours and from time to time, after the Closing Date, to all tax returns and supporting papers therefor of HealthZone, wherever located, and furnish, and request the independent accountants of HealthZone to furnish, to Omni such additional tax and other information and documents in HealthZone's possession with respect to consolidated federal and state income tax returns filed in respect of periods including or ending before the Closing Date as Omni may from time to time reasonably request. HealthZone pledges its full cooperation in connection with the preparation of the consolidated federal and state income tax returns of the Omni Group for the 1999 Tax Year and the Spin-Off Tax Year.

       5. With respect to all consolidated federal and state income tax returns filed by the Group:

              (a) Omni will assist in filing for and obtaining federal and state income tax refunds on behalf of HealthZone for any tax year during which it was a member of the Omni Group as a result of the carryback of losses or credits of HealthZone from any tax years thereof commencing after the Closing Date.

              (b) HealthZone shall indemnify and hold harmless Omni on an after-tax cost basis, from and against any liability, cost, or expense, including, without limitation, any fine, penalty, interest charge (restricted to interest in excess of the rate established under Section 6621 of the Code and interest that is in respect of the penalty portion of an assessment), or accountants' or attorneys' fee, arising out of fraudulent or negligently prepared in-

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                     formation, workpapers, documents, and other items used in
                     the preparation of, or presented in, any return, amended return, or claim of refund filed for the Omni Group for the 1999 Tax Year and the Spin-Off Tax Year, and which information, workpapers, documents, or other items originated with and/or were prepared by HealthZone.

              (c) HealthZone shall indemnify and hold harmless Omni on an after-tax basis, from and against any liability, cost, or expense incurred or paid by Omni in excess of its share thereof, including any amount paid by Omni in connection with an assessment by the Service or other taxing authority under Paragraph 2.

       6. HealthZone shall pay the amounts of tax deficiencies (and penalties and interest, if any) allocated to it under Paragraph 2 (and for which it is obligated to make payment under Paragraph 2) in federal or immediately available funds to such bank account as shall be designated by Omni no later than the due date for the payment of the tax being paid to or collected by the Service or other taxing authority.

       7. This Agreement shall be implemented pursuant to the following rules:

              (a) In calculating the HealthZoneTax Liability and the HealthZone Liability for the 1999 Tax Year and the Spin-Off Tax Year, all items shall be treated in a manner consistent with the manner in which such items were reported in the consolidated federal and state income tax returns filed or to be filed by Omni and in accordance with the Tax Sharing Agreement unless, as a result of a final determination by the Service or other taxing authority or the courts relating to such return, a different treatment is mandated.

              (b) Any dispute hereunder shall be resolved by Arthur Anderson or such other nationally recognized firm of independent certified public accountants as shall be selected by Omni. The decision of the accountants shall be final and binding on Omni and HealthZone. Each party shall bear one half of the costs of the accountants.

       8. Notwithstanding any provision in this Agreement to the contrary, in the event that the Service determines that the Spin-Off fails to qualify as a tax-free distribution under Section 355 of the Code, HealthZone shall pay to Omni the full amount of any taxes (including penalties and interest) assessed against Omni as a result of the failure of the Spin-Off to qualify for tax-free treatment, and shall indemnify and reimburse Omni for any damages required to be paid by Omni to any Omni

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              shareholder or other third party as a result of the failure of the Spin-Off to qualify as a tax-free distribution under Section 355 of the Code and for any expenses or fees (including legal fees) paid in connection with any action commenced by a shareholder or other third party with respect to the taxable status of the Spin-Off. Omni shall not be required to institute any administrative or judicial proceedings with respect to any assessment of tax relating to the Spin-Off, but, at the written request of HealthZone, and at HealthZone's expense, shall undertake any administrative or judicial proceedings relating to any such assessment as HealthZone shall request.

       9. This Agreement and each of its provisions shall be binding upon and inure to the benefit of the parties and their respective heirs and successors. Nothing in this Agreement is intended or shall be construed to give any person or entity other than the parties and their respective heirs or successors any rights or remedies under or by reason of this Agreement.

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       10.    All notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed delivered upon receipt, and shall be delivered in person or by courier or sent by certified or registered mail, return receipt requested, first class, postage prepaid, to the parties at their respective addresses set forth below, or as to any party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this
              Paragraph:

              To HealthZone:       5751 Uplander Way
                                   Culver City, CA 90230


              With a copy to:      Peter M. Menard, Esq.
                                   Sheppard, Mullin, Richter & Hampton LLP
                                   Forty Eighth Floor
                                   333 South Hope Street
                                   Los Angeles, California 90071


              To Omni:             5310 Beethoven Avenue
                                   Los Angeles, CA 90066
                                   Attn: Chairman of the Board


              With a copy to:      Peter A. Basilevsky, Esq.
                                   Satterlee Stephens Burke & Burke LLP
                                   230 Park Avenue, Suite 1130
                                   New York, New York 10169


       11. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah.

       12. In any action brought to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all costs and expenses of maintaining such action, including, without limitation, reasonable attorney fees and expenses incurred before such action is commenced, before trial, at trial, after trial, and on appeal, whether the action is at law, in equity, or in a bankruptcy case or proceeding.

       13. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

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       14.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same Agreement.

       15. Klee Irwin hereby unconditionally guarantees payment of HealthZone's obligations hereunder without set-off or counterclaim in the event:

              (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of HealthZone or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for HealthZone or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

              (b) HealthZone shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) of this
                     Section 15, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


                                   HEALTHZONE.COM



                                   By: /s/  Klee Irwin
                                      -------------------------------
                                   Klee Irwin
                                   Chief Executive Officer


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                                   OMNI NUTRACEUTICALS, INC.



                                   By: /s/  R. Lindsey Duncan
                                      -------------------------------
                                   Name: R. Lindsey Duncan

                                   Title: Chairman


                                       /s/  Klee Irwin
                                      -------------------------------
                                        Klee Irwin



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